                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            PAINE WEBBER GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            PAINE WEBBER GROUP INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                            Paine Webber Group Inc.

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 29, 1999

To the Stockholders of Paine Webber Group Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Paine Webber Group Inc. ("PW") will be held on Thursday, May 6, 1999 at 10:00 a.m., in the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087, to consider and vote upon the following matters:

      1. The election of 4 directors to the Board of Directors to hold office for a term of 3 years.

      2.  Approval of the 1999 Executive Incentive Compensation Plan.

      3. The ratification of the selection by the Board of Directors of Ernst & Young LLP as PW's independent public accountants for the 1999 fiscal year.

      4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Holders of PW Common Stock of record at the close of business on March 11, 1999 are entitled to notice of and to vote as set forth in the Proxy Statement at the Annual Meeting and any adjournment thereof.

                                             By order of the Board of Directors,

                                                     Theodore A. Levine
                                                      Secretary

1285 Avenue of the Americas
New York, New York 10019

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                            PAINE WEBBER GROUP INC.

                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019

                                PROXY STATEMENT

To the holders of Paine Webber Group Inc. Common Stock:

                            SOLICITATION OF PROXIES

     This Proxy Statement is being furnished to the stockholders of Paine Webber Group Inc., a Delaware corporation ("PW" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of PW (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held on Thursday, May 6, 1999, at 10:00 a.m., in the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087 (the "Annual Meeting"), and at any adjournment or postponement thereof. The Annual Report of PW, including the financial statements for the fiscal year ended December 31, 1998, is being furnished to stockholders together with this Proxy Statement, and mailing to stockholders is expected to begin on or about March 29, 1999.

     Each stockholder is encouraged to vote on all the matters to be acted upon at the Annual Meeting by marking the enclosed Proxy Card as desired. If properly executed and received in time for the meeting, the Proxy Card will be voted in accordance with the choices specified. Where a signed Proxy Card is returned, but a choice is not made, the shares will be voted FOR (i) the election as directors of PW of the persons named under "Election of Directors" in this Proxy Statement; (ii) the approval of the 1999 Executive Incentive Compensation Plan; and (iii) the ratification of the selection of Ernst & Young LLP ("Ernst & Young")as PW's independent public accountants for the 1999 fiscal year. If any other business is properly brought before the meeting (which management does not expect to occur), the shares will be voted in accordance with the judgment of the proxies voting them.

     The execution of a Proxy Card will not affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of PW an instrument revoking it or a duly executed Proxy Card bearing a later date.

     All expenses involved in the solicitation of proxies by the Board of Directors will be paid by PW and will include reimbursement of brokerage firms and others for expenses in forwarding proxy solicitation material to the beneficial owners of shares of PW Common Stock. The solicitation of proxies will occur primarily by mail but may include telephone or oral communications by regular employees of PW and PW's major operating subsidiaries, PaineWebber Incorporated ("PWI") and Mitchell Hutchins Asset Management Inc., acting without special compensation.

                        VOTE AND PRINCIPAL STOCKHOLDERS

     As of the close of business on March 11, 1999 (the "Record Date"), there were outstanding 145,788,445 shares of PW Common Stock, par value $1.00 per share (excluding treasury shares). The PW Common Stock is entitled to one vote for each share held by the stockholder of record on the Record Date.

     The presence, in person or by proxy, of a majority of the outstanding shares of PW Common Stock is required for a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (as hereinafter defined) are counted for purposes of determining the presence or absence of a quorum, except for the election of directors. The affirmative vote of the holders of a majority of the shares of PW Common Stock present in person or by proxy at the Annual Meeting is necessary for the approval of the 1999 Executive Incentive Compensation Plan and the ratification of the selection of Ernst & Young as PW's independent public accountants for the 1999 fiscal year. The election as directors of PW of the persons named under "Election of Directors" in this Proxy Statement require a plurality of votes cast. Abstentions from voting on the approval of the 1999 Executive Incentive Compensation Plan and the ratification of the selection of the independent public accountants will have the same effect as a vote against such matter. With regard to the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes on the foregoing matters will have no impact on such matters since they are not considered "shares present" for voting purposes.

     As of the Record Date, PWI held of record for approximately 18,947 of its customers, including officers and directors of the Company, 17,487,877 shares of PW Common Stock (constituting approximately 11.9% of the then outstanding shares of PW Common Stock).

     The following table sets forth certain information regarding each person or group known to the Company to own beneficially more than 5% of any class of PW's voting stock as of December 31, 1998.*

                                                                     AMOUNT AND NATURE
                            NAME AND ADDRESS                           OF BENEFICIAL      PERCENT OF
     TITLE OF CLASS         OF BENEFICIAL OWNER                          OWNERSHIP          CLASS
     --------------         -------------------                      -----------------    ----------
Common Stock                General Electric Company                     31,523,600(1)       21.7%
                            260 Long Ridge Road
                            Stamford, Connecticut 06927
                            The Yasuda Mutual Life Insurance             11,250,000(2)        7.7
                            Company
                            9-1, Nishishinjuku
                            1-chome, Shinjuku-ku
                            Tokyo 169-92 Japan

------------------
(1) As of August 6, 1997, PW, General Electric Company ("GE") and General Electric Capital Services, Inc. ("GECS") entered into a Share Purchase Agreement pursuant to which PW issued to GECS 23,250,000 shares of PW Common Stock as part of the consideration for the purchase by PW of all the outstanding voting stock of Kidder Peabody & Co. Incorporated, the principal asset of which consisted of PW Common Stock acquired by GE in connection with the sale of certain assets and businesses of Kidder, Peabody Group Inc, ("KPG") to PW in 1994. The principal effect of the transaction was the repurchase of 9,000,000 shares of PW Common Stock. On December 4, 1997, GECS converted 1,000,000 shares of PW's 6% Cumulative Convertible Redeemable Preferred Stock, Series A (the "Series A Preferred Stock") into 8,273,600 shares of PW Common Stock. Pursuant to an Amended and Restated Stockholders Agreement dated August 6, 1997 among the Company, GE, GECS, General Electric Capital Corporation ("GECC") and KPG (GE, GECS, GECC and KPG being collectively referred to as the "GE Shareholder"), the GE Shareholder has agreed to vote their shares with respect to certain matters in accordance with the recommendations of PW's Board of Directors, or in the event such agreement is held invalid or in violation of New York Stock Exchange policy, in the same proportion as PW's other holders of voting securities. In connection with this year's Annual Meeting, this voting requirement will apply to the election of directors, the approval of the 1999 Executive Incentive Compensation Plan and the ratification of the selection of Ernst & Young as PW's independent public accountants for the 1999 fiscal year.

(2) Pursuant to the Amended Investment Agreement dated as of November 3, 1992, between The Yasuda Mutual Life Insurance Company ("Yasuda") and PW (the "Investment Agreement"), Yasuda has agreed to vote its shares with respect to certain matters either in accordance with the recommendations of PW's Board of Directors or in the same proportion as PW's unaffiliated holders of voting securities. In connection with this year's Annual Meeting, this voting requirement will apply to the election of directors, the approval of the 1999 Executive Incentive Compensation Plan and the ratification of the selection of Ernst & Young as PW's independent public accountants.
------------------
  * The table above does not include 12,417,007 shares of PW Common Stock (8.5% of class outstanding) held, as of December 31, 1998, by a trustee under the Company's Savings Investment Plan for the benefit of the Company's employees.

                            I. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes with staggered terms so that the term of one class expires at each annual meeting of stockholders. The class whose term will expire at the Annual Meeting currently consists of four directors. Management proposes the election of the nominees named hereafter to hold office for a term of 3 years, ending at the 2002 Annual Meeting. Each of the nominees is currently a director of PW. The nine remaining directors will continue to serve in accordance with their previous election. In the event any nominee is unable or declines to serve, which the Board does not anticipate, it is intended that the proxies will be voted for the balance of those named and for such substitute nominee(s) as the Nominating Committee of the Board may designate, unless the Board has taken prior action to reduce its membership. The Company has been advised that one shareholder intends to nominate her husband, David A. Lang, for election to the Board of Directors from the floor of the Annual Meeting. The Board of Directors is not soliciting, and if a stockholder signs and returns the enclosed Proxy Card the proxies will not have, authority to vote for Mr. Lang.

               INFORMATION CONCERNING THE NOMINEES AND DIRECTORS
           The following information is provided concerning directors of PW, including the nominees for election as directors.
                               ------------------

                       NOMINEES FOR TERM EXPIRING IN 2002

     DONALD B. MARRON, 64, is the Chairman of the Board of Directors and Chief Executive Officer of PW. He has been Chairman of the Board of PW since July 1981 and Chief Executive Officer since June 1980. Mr. Marron was President of PW from July, 1977 to March 1, 1988. Mr. Marron is also Chairman of the Board and Chief Executive Officer of PWI. Mr. Marron became a director of PW in 1977.

     RETO BRAUN, 57, became the Chief Executive Officer of Swiss Post in September 1998. He was a private investor from October 1997 to September 1998. Prior there to he was the Chairman of the Board, President and Chief Executive Officer of Moore Corporation Limited, a business information company. Mr. Braun was President and Chief Executive Officer of Moore Corporation Limited from September, 1993 to October 22, 1997 and Chairman of the Board from April 1995 to October 22, 1997. Prior thereto he was President and Chief Operating Officer of Unisys Corporation from 1991 to September, 1993 and Executive Vice President thereof from 1990 to 1991. Mr. Braun became a director of PW in 1994.

     JAMES W. KINNEAR, 71, was President and Chief Executive Officer of Texaco Inc. from January, 1987 to April, 1993. Mr. Kinnear is also a director of Corning Inc., ASARCO Incorporated and Saudi Arabian Oil Company. Mr. Kinnear became a director of PW in 1994.

     JOSEPH J. GRANO, JR., 51, is the President of PWI. He has been President of PWI since December, 1994. Prior thereto he was President of Retail Sales and Marketing for PWI from February 29, 1988 to December, 1994. Mr. Grano became a director of PW in 1993.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                             Term Expiring in 2000

     E. GARRETT BEWKES, JR., 72, is a private investor. He was a consultant to PW from February 15, 1989 to December 31, 1995. Prior thereto he was the Chairman of the Board, President and Chief Executive Officer of American Bakeries Company from 1982 to December 23, 1988. Mr. Bewkes is also Chairman of the Board and a director or trustee of PaineWebber Cashfund, Inc., PaineWebber America Fund, PaineWebber Olympus Fund, PaineWebber Managed Investments Trust, PaineWebber Managed Municipal Trust, PaineWebber Investment Series, PaineWebber Investment Trust, PaineWebber Investment Trust II, Liquid Institutional Reserves, PaineWebber Municipal Series, PaineWebber Municipal Money Market Series, PaineWebber Master Series, Inc., Mitchell Hutchins Series Trust, PaineWebber Financial Services Growth Fund Inc., PaineWebber Mutual Fund Trust, PaineWebber RMA Money Fund, Inc., PaineWebber RMA Tax-Free Fund, Inc., PaineWebber Managed Assets Trust, All-American Term Trust Inc., Insured Municipal Income Fund Inc., Managed High Yield Fund Inc., PaineWebber Securities Trust, Global Small Cap Fund Inc.,

Global High Income Dollar Fund Inc., 2002 Target Term Trust Inc., Investment Grade Municipal Income Fund Inc., Strategic Global Income Fund, Inc., PaineWebber PACE Select Advisors Trust, Mitchell Hutchins Portfolios, PaineWebber Index Trust, Mitchell Hutchins Institutional Series and Managed High Yield Plus Fund Inc. Mr. Bewkes is currently a director of Interstate Bakeries Corporation, Congress Street Associates LP, PW Technology Partners, L.P. and PW After-Tax Partners, LP. Mr. Bewkes became a director of PW in 1987.

     FRANK P. DOYLE, 68, is Executive Vice President (retired) of General Electric Company. He was Executive Vice President from July 30, 1992 to December 31, 1995 and was a Senior Vice President from 1981 to July, 1992. Mr. Doyle is also a director of Compaq Computer Corporation, Roadway Corporation and US Office Products Company. Mr. Doyle became a director of PW in December 1994.

     NAOSHI KIYONO, 56, will become a Senior Managing Director and Chief Investment Officer of Yasuda, whose principal business is underwriting and marketing life insurance, on April 1, 1999. He was a Managing Director and General Manager, International Investment Department of Yasuda from April 1, 1995 to March 31, 1999, and was a Director from July 1991 to March, 1995 and the General Manager, Securities Investment Department from April, 1990 to March 31, 1999. Mr. Kiyono became a director of PW in March, 1995.

     EDWARD RANDALL, III, 72, is a private investor. He was associated with Duncan, Cook & Co. (financial services) from 1985 to July 14, 1990. He was the Chairman of the Board of Rotan Mosle Financial Corp. from 1977 to August, 1985 and was Chief Executive Officer from 1977 to January 1984. Mr. Randall is also a director of KN Energy Inc. and Enron Oil & Gas Company. Mr. Randall became a director of PW in 1983.

     KEN-ICHI SEKIGUCHI, 50, became a General Manager, Global Investment Department of Yasuda as of April 1, 1997. He was General Manager, International Investment Department of Yasuda from April 1996 to April 1997 and a General Manager, Aomori Branch from April 1994 to March 1996. Mr. Sekiguchi became a director of PW in March, 1999.

                             TERM EXPIRING IN 2001

     JOHN R. TORELL III, 59, has been Chairman of Torell Management Inc. (private investment company) since 1990. He was Chairman of the Board of Fortune Bancorp from 1990 to 1994, Chairman of the Board, President and Chief Executive Officer of CalFed, Inc. (savings and loan) from 1988 to 1989, President of Manufacturers Hanover Corp. from 1982 to 1988. Mr. Torell is a director of American Home Products Corp., Heartland Technologies Inc. and Volt Information Sciences Inc. Mr. Torell became a director of PW in 1997.

     ROBERT M. LOEFFLER, 75, is a retired attorney and was Of Counsel to the law firm of Wyman, Bautzer, Kuchel & Silbert from August 1, 1987 to March 15, 1991. He was Chairman of the Board, President and Chief Executive Officer of Northview Corporation from January, 1987 to December, 1987 and a partner in the law firm of Jones, Day, Reavis & Pogue until December, 1986. Mr. Loeffler is also a director of Advanced Machine Vision Corp. Mr. Loeffler has been a director of PW since 1978.

     HENRY ROSOVSKY, 71, is Professor Emeritus at Harvard University. Previously, he was the Lewis P. and Linda L. Geyser University Professor at Harvard University from 1984 to 1996. From 1973 to June 1984 he served as Dean of the Faculty of Arts and Sciences at Harvard University. Mr. Rosovsky is also a director of Corning, Inc. and The Japan Fund, Inc. Mr. Rosovsky became a director of PW in 1984.

     REGINA A. DOLAN, 44, is Senior Vice President and Chief Financial Officer of PW and Executive Vice President, Chief Financial Officer and Chief Administrative Officer of PWI. Ms. Dolan joined the Company in October, 1992 as Senior Vice President and Director of Finance and Controls and was named Senior Vice President and Chief Financial Officer of PWI and Vice President and Chief Financial Officer of PW in February, 1994. She became Executive Vice President in September, 1994 and Chief Administrative Officer in October, 1997 of PWI and Senior Vice President of PW in October, 1997. Prior to joining PW, Ms. Dolan was a partner of Ernst & Young LLP where she headed the firms securities industry practice. Ms. Dolan became a director of PW on May 7, 1998.

     In addition to the foregoing, Yuji Oshima, who is currently President and will become the Chairman of Yasuda as of April 1, 1999, serves as a non-voting senior advisor to the Board of Directors of PW.

     Yoshinao Seki was a member of the Board of Directors until his resignation in March 1999.

Committees of the Board of Directors

     The Executive Committee meets to act on matters when the Board is not in session. Members of this Committee are Messrs. Marron (chairman), Bewkes, Doyle and Loeffler, and it met five times during fiscal 1998.

     The Audit Committee reviews internal and external audit procedures of the Company. Members of this Committee are Messrs. Torell (chairman), Braun, Doyle, Kinnear, Kiyono and Loeffler, and it met four times during fiscal 1998. Mr. Bewkes was a member of the Committee until March 1999.

     The Nominating Committee recommends (i) nominees for the Board of Directors as well as committees of the Board, and (ii) senior officers of the Company. Members of this Committee are Messrs. Randall (chairman), Bewkes and Rosovsky, and it met three times in fiscal 1998. The Nominating Committee also considers nominees for the Board of Directors recommended by stockholders. Those wishing to submit recommendations should write to the Secretary of PW at 1285 Avenue of the Americas, New York, New York 10019. PW's By-Laws require that written notice of the intent to make a nomination at a meeting of stockholders must be received by the Secretary of PW not later than (i) 90 days in advance of an annual meeting of stockholders, or (ii) the close of business on the seventh day following the date on which notice of a special meeting of stockholders for the election of directors is first given to stockholders. The notice must contain:
(i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of PW's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each proposed nominee been nominated by the Board of Directors; and (v) the consent of each proposed nominee to serve as a director of PW if so elected.

     The Compensation Committee is responsible for establishing and administering the compensation policy and program of, among others, the key policy-making executive officers of the Company, some of whom are also directors of PW. The Compensation Committee also establishes, administers and periodically monitors generally applicable employee benefit and compensation plans of PW. Members of this Committee are Messrs. Doyle (chairman), Braun, Loeffler and Torell and it met seven times in fiscal 1998. Mr. Bewkes was a member of the Committee until February 3, 1999 at which time Mr. Braun became a member.

     The Public Policy Committee is responsible for approving, subject to Board approval, the process for political and charitable contributions by PaineWebber and advising on matters regarding PaineWebber's support of other philanthropic causes. Members of this Committee are Messrs. Rosovsky (chairman), Bewkes and Marron, and it met three times in fiscal 1998.

     The Board of Directors of PW met five times during fiscal 1998. During his tenure on the Board in fiscal 1998, each incumbent director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and of meetings held by all committees of the Board of Directors on which he served except Mr. Kiyono.

Certain Arrangements with Directors

     Pursuant to the Investment Agreement between Yasuda and PW, Messrs. Kiyono and Sekiguchi were designated by Yasuda and elected to the PW Board of Directors. PW has agreed that, so long as Yasuda owns directly or indirectly a specified minimum investment in PW, it will use its best efforts to cause at least one-sixth of its Board of Directors to consist of persons designated by Yasuda. Pursuant to the Amended Stockholders Agreement between the GE Shareholder and PW, Mr. Doyle was designated by GE and elected to the PW Board of Directors. PW has agreed that, as long as GE owns a specified minimum investment in PW, GE will have the right to designate one person as a member of the PW Board. In the event that designee ceases to serve as a director for any reason, GE has the right to designate a successor, subject to the approval of the Nominating Committee.

Compensation of Directors

     During 1998, directors who were not employees of the Company were paid $40,000 annually. In addition, directors who were not employees of the Company were paid $1,200 for each meeting of the Board of Directors and committees thereof which they attended, plus reasonable expenses relating to attendance at such meetings. The chairman of each committee received compensation at a rate of $15,000 per year. In addition, non-employee directors may participate in the Company's medical plans that are available to all employees.

     The Company has a deferred compensation plan for non-employee directors. Under the plan, non-employee directors may elect prior to January 1 of any year to defer any or all of their compensation. Directors' deferred compensation accounts will be credited as of December 31 each year with interest based on the average quarterly balance during the year at a rate equal to the average of the applicable U.S. Treasury Bill rate during each such quarter. Deferred amounts are payable to a director in a lump sum on the February 1st following the plan year in which he ceases to be a director.

     Under the Company's 1994 Non-Employee Directors' Stock Plan, directors of the Company who are not executive officers receive grants of stock options on 22,500 shares of PW Common Stock upon initial election to the Board and a like grant each fifth year commencing 1999, and annual grants of 1,162 shares of PW Common Stock. Such directors may elect to defer some or all of their directors' fees and stock grants in an unfunded deferred compensation account denominated and payable in shares of PW Common Stock.

Security Ownership

     The following table sets forth the number of shares of PW Common Stock held beneficially by each nominee and director, each executive officer named in the Summary Compensation Table and all nominees, directors and executive officers of PW as a group. Shares owned are stated as of February 5, 1999, as of which date there were outstanding 145,516,805 shares of PW Common Stock. All shares are held directly by the persons shown with sole voting and dispositive power, unless indicated otherwise.

                                                            Shares of PW Common Stock
                           NAME                             OWNED BENEFICIALLY (1)(2)
Margo N. Alexander (2)(3)(4)..............................            210,909
Steven P. Baum (3)(4).....................................            165,351
E. Garrett Bewkes, Jr. (3)................................             53,593
Reto Braun (3)............................................             42,850
Regina A. Dolan (3)(4)....................................            207,825
Frank P. Doyle (3)........................................             43,820
Joseph J. Grano, Jr. (3)(4)...............................            451,407
James W. Kinnear (3)......................................             38,029
Naoshi Kiyono (3).........................................             22,500
Robert M. Loeffler (3)....................................             37,757
Donald B. Marron (2)(3)(4)................................          2,232,217
Edward Randall, III (2)(3)................................            504,608
Henry Rosovsky (3)........................................             19,936
Ken-ichi Sekiguchi........................................                -0-
Mark B. Sutton (3)(4).....................................            220,617
John R. Torell III........................................              5,543
                                                                    ---------
                                                                    4,256,962
All present nominees, directors continuing in office and
  executive officers as a group, including those named
  above (18 persons)......................................          4,514,092

---------------
(1) No director, nominee or executive officer directly owns 1% or more of PW Common Stock, except Mr. Marron who owns 1.5%. All directors, nominees and executive officers as a group (18 persons) beneficially own 3.1%.

(2) Shares shown for the nominees, directors and named executive officers include an aggregate of 176,530 shares of PW Common Stock as to which direct beneficial ownership is disclaimed. Such shares are beneficially owned in the amounts indicated by the spouses or children of Mr. Marron (2,240), Mr. Randall (174,160), and Ms. Alexander (130).

(3) Shares shown for the nominees, directors and named executive officers include an aggregate of 2,018,000 shares of PW Common Stock covered by options presently exercisable or becoming exercisable within sixty days, held by Mr. Marron (1,106,250), Ms. Alexander (129,750), Mr. Baum (96,000),
    Mr. Bewkes (22,500), Mr. Braun (22,500), Ms. Dolan (171,000), Mr. Doyle
    (22,500), Mr. Grano (238,500), Mr. Kinnear (22,500), Mr. Kiyono (22,500),
    Mr. Loeffler (22,500), Mr. Randall (22,500), Mr. Rosovsky (15,500), and Mr. Sutton (81,000).

(4) Shares shown for the nominees, directors and named executive officers and the aggregate for all present directors, nominees and executive officers as a group include shares as to which they are vested held by a trust under the Company's Savings Investment Plan, including the following nominees, directors and named executive officers: Mr. Marron (39,159), Ms. Alexander (1,812), Mr. Baum (212), Ms. Dolan (1,950), Mr. Grano (423), and Mr. Sutton
    (213).

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires PW's directors, certain of its officers and persons who own more than 10% of a registered class of PW's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, PW believes that for the fiscal year ended December 31, 1998, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is composed entirely of independent outside directors, none of whom is a current or former officer or employee of the Company or its subsidiaries.

     The Compensation Committee is responsible for establishing and administering the compensation policy and program applicable to the executive officers of PW. The Compensation Committee reviews the compensation of executive officers on an ongoing basis and develops plans that are designed to support PW's business strategies, reflect marketplace practices in a dynamic and intensely competitive industry, and provide cost and tax-effective forms of remuneration. The foundation of PW's executive compensation program is the Company's pay-for-performance policy which, among other things, was designed:

     - to attract and retain the best qualified and most talented executives available in each area of PW's business to lead the organization in the creation of stockholder value,

     - to motivate and reward annual and long-term results achieved by these key employees for PW stockholders based on corporate, business unit and individual performance,

     - to align management's interests with stockholders by increasing key employee ownership of PW stock, and

     - to pay competitively as measured against other companies in the industry.

     In implementing the Company's policy, the Compensation Committee evaluates performance and strategic progress relative to the prior year and over a period of years, rather than considering only a single year when external economic and business conditions may produce results unrelated to management performance. As part of this evaluation, the Compensation Committee also considers competitive performance and pay levels based on a comparative group of financial services companies selected and surveyed by a third-party consulting firm. This comparative group as a whole represents the marketplace in which PW competes for executive talent and was comprised of nine publicly-owned and private companies as of December 31, 1998. Five of the companies in the comparative group of nine are publicly-owned and make up the new Peer Group Index used for the Performance Graph set forth below. The firms excluded from the Peer Group Index were either not publicly-owned at year end, or have a mix of businesses not representative of PW on an overall basis, although various segments are comparable to units of PW. The Compensation Committee's philosophy is to position PW's compensation program between the median and the 75(th) percentile of the comparative group based upon performance, with the opportunity for total remuneration to rise above this level upon achievement of exceptional results.

     As part of its evaluation process, the Compensation Committee considers various quantitative as well as qualitative factors without assigning specific quantifiable or relative weights. These factors include the level, quality, consistency and growth of the earnings and revenues of the Company as well as of the business units for which executive officers are responsible, return on common equity, expense control, balance sheet strength and liquidity, risk profile and the strategic progress of the Company's core businesses. In addition, the individual contributions of each executive officer to the success of the Company are evaluated by the Compensation Committee.

     Based on the above evaluation, executive officer compensation, including that of Mr. Marron, is determined and administered by the Compensation Committee on the basis of total compensation, rather than based on separate free-standing components. Therefore, the total compensation program established by the Compensation Committee is comprehensive and integrates all components including salary, annual cash and equity incentive awards, and long-term equity incentives.

     Salary. Salaries are reviewed annually by the Compensation Committee for appropriateness and adjusted periodically in its judgment based primarily on each individual officer's performance and responsibility level as well as competitive salary levels for similar positions. The salaries of Messrs. Marron and Grano were not increased in 1996, 1997 or 1998. Increases were granted in 1995 to Mr. Marron and to Mr. Grano, who was elected President of PaineWebber Incorporated during 1995, based on their performance and competitive pay levels. Prior to 1995, Mr. Marron's and Mr. Grano's salaries had not been increased since 1989 and 1991, respectively.

     Annual Incentive Awards. In order to continue the grant of highly effective performance-based annual cash and stock incentive awards on a tax-efficient basis, the stockholders previously approved the 1994 Executive Incentive Compensation Plan (the "EICP") to qualify compensation of proxy officers for exclusion from the $1 million limitation on corporate tax deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with and in compliance with Section 162(m) of the Code and the provisions of the EICP, before March 31(st) of the performance year, the Compensation Committee establishes a formula for the funding of an annual incentive award pool for executive officers based on the Annual Profits (as defined) of the firm and allocates a maximum share in the pool to each participating executive using the total compensation approach discussed above.

     At the end of each year, the Compensation Committee ascertains the firm's Annual Profits (as defined) and the maximum potential award opportunity for each participating executive officer for the performance year. Within this framework, the Committee determines final individual award levels, exercising negative discretion, when appropriate, based on its evaluation of the quantitative and qualitative factors and competitive information outlined above, taking into consideration the value of all components in the executive's compensation package.

     In recognition of 1998 performance, PW's third consecutive record year during which net revenues rose to $4.4 billion, earnings per share (diluted) grew 6% and the Company's overall financial strength improved significantly, annual incentives awarded by the Compensation Committee to executive officers were slightly below (4%) amounts awarded to these individuals in 1997 and ranged from $1.30 million up to $9.67 million. Continuing the Committee's policy of paying a meaningful portion of annual incentive awards in equity, over 24% of annual incentive awards were paid in the form of restricted stock that generally vests pro rata upon completion of each of the following three years of future service.

     The 1999 Executive Incentive Compensation Plan, which is being submitted to stockholders for approval at the 1999 Annual Meeting, continues to provide for the payment of formula awards based upon Annual Profits as described above. In addition, the 1999 Executive Incentive Compensation Plan incorporates the performance goal provisions in the 1994 Executive Stock Award Plan which were required to be submitted to stockholders to continue to qualify as "qualified performance-based compensation" under Section 162(m)of the Code.

     Long-Term Equity Incentives. The Committee made significant stock option grants under the 1994 Executive Stock Award Plan to executive officers both in recognition of the Company's record 1998 performance and to continue to link a major portion of executive officers' financial interests to the performance of PW's common stock. The size of such annual grants reflects the Compensation

Committee's judgment as to the current and potential contribution of the individual executive officer to the current and future profitability of PW and its business units and to the creation of long-term shareholder value.

     The Committee does not consider the stock holdings, prior option, restricted stock, and other equity grants or the appreciation thereon when making future equity award determinations, nor does the Committee have a specific policy as to the proportion of total compensation represented by stock options and other long-term equity awards.

     Chief Executive Officer Compensation. Both the quantitative and qualitative criteria referenced above are applied in assessing the performance and determining the compensation of the Chairman and Chief Executive Officer of the Company, who participates in the Company's executive compensation program on the same basis as all other executive officers.

     The Compensation Committee, in setting Mr. Marron's compensation, has taken into account that 1998 was the best year recorded by PW in its 118 year history and the Company's sixth year of record earnings in the last eight years, as well as the outstanding longer term performance of PW under his leadership and its strategic progress. Factors considered by the Compensation Committee include the Company's strength across all business lines with record results in commissions, asset management and investment banking. These results were achieved despite a downturn in world markets during the third quarter, and reflect the Chief Executive Officer's commitment to a consistent business strategy, domestic focus and conservative risk profile. As a result of the Chief Executive Officer's successful efforts during 1998, the Compensation Committee believes that PW has performed exceptionally well and continues to be well positioned with high potential for future growth and profitability.

     As noted earlier, Mr. Marron's salary remains unchanged from 1995. His annual incentive award of cash and restricted stock of $9.67 million represented a decline of about 5% from 1997 to 1998, as compared to an increase of 24% in 1997. As discussed above, Mr. Marron's annual stock option grant of 500,000 shares represented an increase of 25% in shares from his 1997 grant, as compared to a decline of 33% in 1997.

     Tax Considerations. As noted above, the Committee's executive compensation strategy is to be cost and tax effective. Therefore, the Committee's policy is to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements that it deems to be in the best interests of the Company and its stockholders, but that may not always qualify for full tax deductibility.

Compensation Committee:
Frank P. Doyle, Chairman
E. Garrett Bewkes, Jr.*
Robert M. Loeffler
John R. Torell, III

                             EXECUTIVE COMPENSATION

     The following information sets forth the compensation earned by the Chief Executive Officer of the Company and each of the four most highly compensated executive officers (other than the Chief Executive Officer) of the Company who were serving as executive officers at the end of the fiscal year ended December 31, 1998, for services rendered in all capacities to the Company during the fiscal years indicated below. Stockholders are urged to read the tables in conjunction with the accompanying footnote and explanatory material.

     Table I -- Summary Compensation Table provides a detailed overview of annual and long term compensation for the fiscal years ended December 31, 1998, 1997 and 1996 with respect to the named executives for the years indicated.

     Table II -- Option Grants in Last Fiscal Year -- Individual Grants provides information for the period January 1, 1998 to December 31, 1998 on grants of options by the Company.

     Table III -- Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values Table provides information for the period January 1, 1998 to December 31, 1998 on exercises of stock options pursuant to the Company's Stock Plans and the number and value of previously granted and unexercised stock options held on December 31, 1998.
---------------

*Mr Bewkes resigned from the Compensation Committee on February 3, 1999 and was replaced by Reto Braun.

                         I. SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION
                                     ANNUAL COMPENSATION                    AWARDS
                                 ----------------------------   -------------------------------
                                                                                   SECURITIES
                                                                  RESTRICTED       UNDERLYING
                                                                STOCK AWARD(S)       OPTIONS         ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY      BONUS         (1)(2)(3)      (# SHARES)(4)   COMPENSATION(5)
  ---------------------------    ----    ------      -----      --------------    -------------   ---------------
Donald B. Marron                 1998   $800,000   $7,287,500     $2,380,535         500,000         $118,109(6)
  Chairman of the Board and      1997    800,000    7,662,500      2,478,250         400,000          312,212(6)
  Chief Executive Officer,       1996    800,000    6,212,500      1,975,597         600,000          141,452(6)
  PW and PWI

Joseph J. Grano, Jr.             1998    450,000    5,037,500      1,640,490         325,000            2,400
  President, PWI                 1997    450,000    5,262,500      1,696,911         250,000          141,590(7)
                                 1996    450,000    5,062,500      1,230,060         450,000           35,299(8)

Steven P. Baum                   1998    500,000    3,286,250      1,064,456         200,000            2,400
  Executive Vice President,      1997    500,000    3,387,500      1,086,520         150,000            2,375
  Director of                    1996    500,000    3,037,500        956,720         300,000            2,250
  Capital Markets, PWI

Mark B. Sutton                   1998    250,000    2,740,625        884,985         200,000            2,400
  Executive Vice President,      1997    250,000    2,825,000        903,411         150,000          178,032(9)
  President,                     1996    250,000    2,350,000        646,092         300,000            2,250
  Private Client Group, PWI

Margo N. Alexander(10)           1998    250,000    1,544,375        491,513         100,000            2,400
  Chairman of the Board,
  Chief Executive Officer,
  Mitchell Hutchins Asset
  Management Inc., Executive
  Vice President, PWI

------------
(1) Amounts shown for 1998 include awards of restricted stock made in January 1999 for performance in 1998.
(2) The number and value of shares of restricted stock held by executive officers named in the table as of December 31, 1998 plus shares granted in 1999 for 1998 performance based on the closing price of PW's Common Stock ($38.625) on the New York Stock Exchange on December 31, 1998, are as follows: Mr. Marron (153,109 shares -- $5,913,835); Mr. Grano (157,082 shares -- $6,067,292); Mr. Baum (69,139 shares -- $2,670,494); Mr. Sutton
    (90,438 shares -- $3,493,168); and Ms. Alexander (44,054
    shares -- $1,701,586). The number of shares of restricted stock reported in the table above for the executive officers which will vest in under three years from the date of grant are as follows: Mr. Marron (81,772; 50,035; and 21,302 shares vesting in 2000, 2001, and 2002, respectively); Mr. Grano (53,934; 54,114; 34,354; and 14,680 shares vesting in 1999, 2000, 2001, and
    2002, respectively); Mr. Baum (37,492; 22,122 and 9,525 shares vesting in 2000, 2001, and 2002, respectively); Mr. Sutton (35,353; 28,773; 18,393 and
    7,919 shares vesting in 1999, 2000, 2001, and 2002, respectively); and Ms. Alexander (11,473; 17,841; 10,342 and 4,398 shares vesting in 1999, 2000,
    2001, and 2002, respectively).
(3) Dividends are paid on restricted stock and dividend equivalents were paid on restricted units that were settled in shares of PW Common Stock on August 11, 1998. Dividend equivalents were also paid on options granted under the 1995 Dedicated Partnership Equity Program prior to August 11, 1998 when the right to exercise these options was transferred to the optionees.
(4) Amounts shown for 1998 include option grants made in January 1999 for performance in 1998.
(5) Amounts for 1998, 1997 and 1996, respectively, include contributions made by the Company to accounts of employees under the PaineWebber 401(k) Savings Investment Plan ("SIP") including, Mr. Marron ($2,400; $2,400; $2,250); Mr. Grano ($2,400; $2,375; $2,250); Mr. Baum ($2,400; $2,375; $2,250); Mr.
    Sutton ($2,400; $2,400; $2,250); and Ms. Alexander ($2,400).
(6) Amounts shown for 1998, 1997 and 1996 result from the operation of the terms of the Key Executive Equity Program. Approximately thirty (30) key executives participated in the program as of August 10, 1998 when a call was made to prepay the outstanding debentures on October 12, 1998. This program was terminated on this date following the conversion or redemption of all remaining debentures. For a description of the program, see "Certain Transactions and Arrangements -- Key Executive Equity Program" below. These amounts include for 1998: (i) interest paid by PW on the participants' bank loans or waived on loans by PW in accordance with the terms of the program (Mr. Marron -- $32,376); and (ii) forgiveness of a portion of the PW loans to the participants for exceeding preset earnings targets for PW established at the inception of the program (Mr. Marron -- $83,333). The program was instituted in 1988 to give key executives an incentive linked to the price of PW Common Stock, while requiring such executives to make an investment in PW. The program included a provision that, for a period following termination of an executive's employment, he or she may not compete with the Company or solicit its employees to leave the Company or interfere with its business.

(7) A portion of this amount represents Life Insurance Premiums ($65,533), and the taxable amount on trips ($73,682) for Mr. Grano.

(8) A portion of this amount represents imputed interest on an employee loan to Mr. Grano ($33,049). This Loan was fully repaid in 1996.

(9) A portion of this amount represents the taxable amount on trips ($175,632) for Mr. Sutton.

(10) Ms. Alexander became an executive officer of PW on March 17, 1998.

     The following table sets forth certain information concerning stock options granted by the Company to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) in January 1999 for performance in 1998. The data in the column shown below relating to the hypothetical present values on the date of grant of stock options granted in January 1999 are presented pursuant to Securities and Exchange Commission rules and are calculated under the modified Black-Scholes Model for pricing options. The Company is not aware of any model or formula that will determine with reasonable accuracy a present value for stock options. The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the market price of PW Common Stock relative to the exercise price per share of PW Common Stock of the stock option at the time the stock option is exercised. There is no assurance that the present value of the stock options reflected in this table will actually be realized.

                    II. Option Grants in Last Fiscal Year --
                                Individual Grants

                             NUMBER OF      % OF TOTAL
                             SECURITIES       OPTIONS
                             UNDERLYING     GRANTED TO      EXERCISE OR                    GRANT DATE/
                              OPTIONS      EMPLOYEES IN     BASE PRICE    EXPIRATION      PRESENT VALUE
           NAME              GRANTED(1)   FISCAL YEAR(2)     ($/SHARE)       DATE            ($)(3)
           ----              ----------   --------------    -----------   ----------      -------------
D.B. Marron................   500,000          15.23%         $37.75       1/21/06         $3,994,610
J.J. Grano, Jr.............   325,000           9.90%          37.75       1/21/06          2,596,497
S.P. Baum..................   200,000           6.09%          37.75       1/21/06          1,597,844
M.B. Sutton................   200,000           6.09%          37.75       1/21/06          1,597,844
M.N. Alexander.............   100,000           3.05%          37.75       1/21/06            798,922

---------------
(1) Seven-year non-qualified stock options granted on January 21, 1999 for performance in 1998 will become exercisable in three years from the date of grant.

(2) For purpose of this calculation, the total options in this table exclude 1,367,000 options granted under a new program initiated in December 1998, for brokers and employees that grants options based on the number of shares purchased within this plan. Under this program, on February 26, 1999 the Company granted options to over 6,000 employees and brokers of the Company. Options will continue to be granted to employees and brokers under this program during 1999.

(3) The hypothetical grant date present values are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. The assumptions used in hypothesizing the above options grant date present values include the stock's expected volatility of 35.04%, risk-free rate of return of 4.57%, projected dividend yield of 1.17%, projected time to exercise (3.8 years) and projected risk of forfeiture or non-marketability during vesting period (10% per annum).

     The following table sets forth information for the named executive officers of the Company with respect to exercises of stock options during the period January 1, 1998 to December 31, 1998 and unexercised options held as of December 31, 1998:

III. Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                       NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED                 IN-THE-MONEY
                         SHARES                         OPTIONS AT FY-END                  OPTIONS AT FY-END
                       ACQUIRED ON     VALUE      ------------------------------   ---------------------------------
        NAME            EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE(1)    EXERCISABLE     UNEXERCISABLE(1)
        ----           -----------    --------    -----------   ----------------    -----------     ----------------
D.B. Marron               - 0 -           - 0 -     918,750        1,725,000        $25,017,969       $22,609,375
J.J. Grano, Jr.           - 0 -           - 0 -     159,750        1,126,250          4,216,125        14,810,000
S.P. Baum                25,000      $  843,229      77,250          687,500          1,953,781         8,909,375
M.B. Sutton              40,000       1,420,606      62,250          687,500          1,574,406         8,909,375
M.N. Alexander           22,500         949,177     116,625          289,375          2,468,469         5,145,781

---------------
(1) Includes securities underlying options granted in January 1999 for performance in 1998.

     PW's Pension Plan. The PW Pension Plan is a "defined benefit" plan under the Employee Retirement Income Security Act of 1974, as amended, under which benefits are determined on the basis of an employee's "career average" of earnings. Generally, all employees of the Company are eligible to participate in PW's Pension Plan. Directors of PW who are employees of the Company may participate, and their benefits are calculated in the same manner as the benefits of any other eligible employee. As of December 31, 1998, approximately 14,048 employees were participating in the PW Pension Plan. Upon retirement, an employee is entitled to receive retirement income equal to the sum of his benefits for service prior to January 1, 1987 and benefits for each year thereafter. The maximum amount of earnings of an employee taken into account under the PW Pension Plan's current formula for computing benefits for plan years beginning on or after January 1, 1998 is $150,000 and the maximum annual pension benefit which may be accrued for calendar year 1998 is $1,875.

     Effective as of December 31, 1998, the Company amended the PW Pension Plan to cease future accruals under the plan for all participants, except for a limited number of grandfathered participants who had attained a specified age and service critera as of that date. Grandfathered participants could elect to continue to participate in the PW Pension Plan in lieu of eligibility for contributions under a new tax-qualified profit-sharing plan. Of the named executive officers, only three elected to receive additional accruals in the PW Pension Plan after 1998. The years of credited service for purposes of determining benefits under the PW Pension Plan as of December 31, 1998 for the named executive officers were: Messrs. Marron (21.6 years), Grano (9.8 years), Sutton (12.3 years), Baum (3.9 years) and Ms. Alexander (21.6 years). For each of the named executive officers the estimated annual benefits payable on retirement at age 65, taking into account actual pension benefits accrued to December 31, 1998 (and for Messrs. Marron and Grano and Ms. Alexander projecting future benefits to retirement at the current maximum additional annual benefit for 1998 of $1,875), are as follows: Messrs. Marron ($113,730), Grano ($45,725),
Sutton ($18,015), Baum ($7,500) and Ms. Alexander ($77,677).

     Supplemental Employees Retirement Plan. The Company has adopted a non-qualified Supplemental Employees Retirement Plan for Certain Senior Officers ("SERP") in order to supplement retirement income. The SERP provides a benefit equal to a percentage of base salary for participants who retire at age 65 with 15 or more years of service. Such percentage of base salary is 100% in the case of the initial participant and 75% in the case of all other participants, but in no event may a participant's base salary exceed his or her highest base salary earned on or prior to December 31, 1998. A participant must have at least 5 years of service to receive any benefit and, between 5 and 15 years of service, a participant receives proportionate benefits. Retirement benefits are also paid upon early retirement or termination of employment. Those benefits may, at the participant's election, be deferred to commence at age 65, or be payable as early as age 55, in which case they are reduced by 3% per year between age 60 and 65 and 6% per year between age 55 and 60 for each year that the benefits commence before age 65. Full benefits without reduction are also payable in the case of disability retirement. In addition, the SERP contains certain non-compete provisions pursuant to which benefits may be forfeited.

     The table below summarizes expected SERP benefits before subtracting Social Security, PW Pension Plan benefits and any other pension benefits. The actual benefits from the SERP are the net amounts after subtracting Social Security, PW Pension Plan benefits and any other pension benefits.

                                             INITIAL PARTICIPANTS                SUBSEQUENT PARTICIPANTS
                                                    (100%)                                (75%)
                                               YEARS OF SERVICE                      YEARS OF SERVICE
                                      ----------------------------------    ----------------------------------
                       SALARY               10                 15                 10                 15
                   ---------------    ---------------    ---------------    ---------------    ---------------
                   $     200,000      $       133,333    $       200,000    $       100,000    $       150,000
                         250,000              166,650            250,000            125,000            187,500
                         275,000              183,333            275,000            137,500            206,250
                         300,000              200,000            300,000            150,000            225,000
                         400,000              266,667            400,000            200,000            300,000
                         450,000              301,500            450,000            225,000            337,500
                         500,000              333,333            500,000            250,000            375,000
                         600,000              400,000            600,000            300,000            450,000
                         720,000              480,000            720,000            360,000            540,000
                         800,000              533,333            800,000            400,000            600,000

     The initial participants in SERP were Mr. Marron and three other persons who were executive officers at the time. The amount of Mr. Marron's base salary reflected for the purposes of the SERP during 1998 is $800,000. Mr. Grano, Ms. Alexander and one other executive officer are subsequent participants. The amount of Mr. Grano and Ms. Alexanders base salary reflected for the purposes of the SERP during 1998 is $450,000 and $250,000, respectively.

     Effective January 1, 1999, the existing SERP and future SERP accruals will cease for Messrs. Marron, Alexander and Grano and each such executive officer will be eligible to participate in a non-qualified, defined contribution retirement arrangement that will replace the SERP for each such executive officer.

                               PERFORMANCE GRAPH

     The following chart compares the Company's cumulative total return on stockholder investment over a 5-year period with that of (1) the S&P 500 Index,
(2) an index comprised of the common stocks of The Bear Stearns Companies Inc., Merrill Lynch & Co., Inc., Morgan Stanley Dean Witter & Co., Donaldson, Lufkin & Jenrette, Inc. and Lehman Brothers Holdings Inc. (the "New Peer Group") and (3) an index comprised of the common stocks of The Bear Stearns Companies Inc. Merrill Lynch & Co., Inc. and Morgan Stanley Dean Witter & Co. (the "old Peer Group"). Total shareholder return for the New Peer Group reflects Morgan Stanley Group, Inc. and Dean Witter, Discover & Co., Inc. returns individually through 5/30/97 and the combined entity thereafter in addition to Donald Lufkin & Jenrette, Inc. and Lehman Brothers Holdings Inc. total shareholder return for the periods beginning 10/25/95 and 5/2/94, respectively, the date on which each company became publicly traded. The New Peer Group index varies from that used in last year's proxy in that Salomon Inc has been eliminated due to its acquisition by Travelers Group Inc. on 11/26/97, and Donald Lufkin & Jenrette, Inc. and Lehman Brothers Holdings Inc. have been added to the group. Total shareholder return for the Old Peer Group reflects Morgan Stanley Group, Inc. and Dean Witter, Discover & Co. Inc. individually through 5/30/97 and the combined entity thereafter. The returns of each company have been weighted according to their respective stock market capitalization at the beginning of each year for purposes of arriving at a peer group average. The New Peer Group Index has been included in the Performance Graph below because it covers the five remaining major publicly traded companies that the Compensation Committee reviewed and evaluated in making compensation determinations. The Company intends to omit the Old Peer Group index results from its proxy statement graphs in future years. The chart assumes $100 invested on December 31, 1993 and reinvestment of all dividends.
[COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN GRAPH]

                                            PAINEWEBBER           NEW PEER GROUP         OLD PEER GROUP            S&P 500
                                            -----------           --------------         --------------            -------
'1993'                                         100.00                 100.00                 100.00                 100.00
'1994'                                          85.90                  87.10                  88.60                 101.30
'1995'                                         117.40                 124.50                 125.60                 139.40
'1996'                                         168.60                 185.00                 189.40                 171.40
'1997'                                         315.80                 332.50                 338.40                 228.60
'1998'                                         356.80                 350.40                 362.60                 293.90

Other Benefit Plans and Agreements

     During 1987 and 1996, PW entered into employment agreements with Mr. Marron and Mr. Grano, respectively, having a three-year term (the "Term of the Agreement") which will commence on that date (the "Operative Date"), if any, following a Change in Control (as defined) of PW, so designated by a majority of the Disinterested Directors (as defined). During the Term of the Agreement, each executive would continue to be employed in his present position receiving a salary not less than that being paid to him on the Operative Date and an annual bonus not less than the average of the bonuses received by him during the three years preceding the Operative Date and being entitled to participate in all compensation and benefit plans of the Company. In the event of the termination of such executive's services during the Term of the Agreement either without Cause (as defined) or because of a Constructive Termination (as defined), he would be entitled to a lump-sum payment equal to the present value of (i) his base salary until the end of the Term of the Agreement, (ii) a bonus for the year of such termination and each subsequent year until the end of the Term of the Agreement, at an annualized rate equal to the average of the bonuses awarded to him with respect to the three years preceding the year of termination and
(iii) any deferred or unpaid bonus. The agreement with Mr. Marron also provides that, if his employment is terminated without Cause or because of a Constructive Termination, PW will for ten years continue to provide him with comparable office space, an executive assistant and medical and disability coverage.

     Grants of options, restricted stock and cash awards under the stock award plans of PW provide that, unless the Compensation Committee waives the occurrence of a Change in Control (as defined in the applicable award agreements) as a vesting event, awards granted under the plans will be immediately vested upon the occurrence of the Change in Control of the Company.

     Upon a Change in Control (as defined in the SERP), each participant shall become fully vested, without reduction, in his or her SERP benefits. On the date of a Change in Control and on each one year anniversary thereafter, the Company will be required to contribute to the SERP trust, a lump-sum cash amount that shall be sufficient to cause the SERP obligations to be fully funded. If a participant's employment is terminated other than for Cause (as defined in the SERP) within a 2-year period following the date of the Change in Control, the participant's SERP benefit will be payable to him within 5-days following the date of such termination of employment. The Change in Control provision also places certain limitations on the Company's ability to change trustees following a Change in Control.

Certain Transactions and Arrangements

     Key Executive Equity Program. Under the Company's Key Executive Equity Program ("KEEP"), the Company sold certain convertible debentures to key employees of the Company, including executive officers of the Company, in 1991 and 1992.

     Pursuant to KEEP, the Company, financed on a full recourse basis to the employee, 25% of the principal amount of the debentures issued in 1991 at a 7.85% annual interest rate, and 95% of the principal amount of the debentures issued in 1992 at a 5.6% annual interest rate. The Company pays 66 2/3% of the interest payment due on the bank financing for the remaining balance of the purchase price of the debentures issued in 1991 and waives 66 2/3% of the interest payment due on an equivalent amount of the Company financing for the debentures issued in 1992. This program was terminated on October 12, 1998 following the conversion or redemption of all remaining debentures.

     Investment Partnerships. PW Partners 1993, L.P. is a limited partnership established in 1993 to provide key employees of the Company the opportunity to invest in certain high-risk investment opportunities in funds and other investment vehicles sponsored by certain of the Company's clients and potential clients offering a potential for long-term capital appreciation. Each of the named executive officers is a limited partner in the partnership. The general partner, a wholly-owned subsidiary of the Company, made a capital contribution to the partnership of $84,848 and the employee limited partners contributed an aggregate of $8,400,000. In February 1996, an independent third-party lender made a 4-year unsecured loan to the partnership in the amount of $25.5 million. The Company had agreed to purchase the loan from this lender under certain specified circumstances. At December 31, 1998, $10.4 million was outstanding under this facility. On January 8, 1999 the entire amount of the loan was repaid and the Company's obligation to purchase the loan was therefore terminated. There were no distributions on investments made to the partners during fiscal 1998.

     PW Partners 1995, L.P. is a limited partnership established in 1995 to provide key employees of the Company the opportunity to invest in certain high-risk investment opportunities in funds and other investment vehicles sponsored by certain of the Company's clients and potential clients offering a potential for long-term capital appreciation. Each of the named executive officers is a limited partner in the partnership. The general partner, a wholly owned subsidiary of the Company, made a capital contribution to the partnership of $71,212 and the employee limited partners contributed an aggregate of $7,050,000. In February 1996, an independent third-party lender entered into a revolving credit agreement with the partnership whereby it committed to make a four year unsecured loan to the partnership in an aggregate amount of not more than $35.1 million. The Company has agreed to purchase the loan from this lender, under certain specified circumstances. At December 31, 1998, $21.8 million was outstanding under this facility. There were no distributions on investments made to the partners during fiscal 1998.

     In 1997, the Company formed a limited partnership in which 99 key employees (including the named executive officers) were eligible to participate. Interests in the partnership do not vest for three years from the date of formation of the partnership. The purpose of the partnership is to permit these individuals collectively to invest in certain investment opportunities offering a potential for long-term capital appreciation. The general partner, a wholly-owned subsidiary of the Company, has committed to make capital contributions over time to the partnership of up to approximately $75,000,000 and the limited partners have committed to contribute up to approximately $15,000,000 in the aggregate. The general partner receives a preferred rate of return on its capital contributions. Before the limited partners may receive any distributions, the general partner must receive distributions totaling its aggregate capital contributions plus its preferred rate of return. To the extent that the partnership's profits exceed the amount required to satisfy the general partners' distribution obligation, 90% of such profits will be divided among the limited partners and 10% will be allocated to the general partner.

     Dedicated Equity Program. Under the Company's Dedicated Partnership Equity Program, certain key employees were granted Awards in 1996 that consisted of an option to purchase PW Common Stock and a restricted stock unit. Options and restricted stock units awarded under the program vested in June 1998 but are subject to forfeiture in certain specified events. Dividend or dividend equivalents are paid on the underlying restricted stock unit shares. Participants were not required to make a direct investment in the program however, each of their 1995 bonuses were reduced by the amount of their individual awards.

     Other Transactions. During 1998, certain executive officers of PW maintained margin accounts with PWI in the ordinary course of business. The margin indebtedness of such officers is on substantially the same terms, including interest rates and collateral, as those prevailing for clients, and does not present more than a normal risk of non-collectibility.

     During 1998, PW and certain of its subsidiaries have engaged in transactions in the ordinary course of business with The Yasuda Mutual Life Insurance Company, General Electric Company and certain of their respective affiliates, which are beneficial owners of more than 5% of the outstanding shares of PW Common Stock; such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with others.

     In November 1987, at the same time as Yasuda's initial investment in the Company's preferred stock, PW and Yasuda entered into a Joint Venture Agreement. Pursuant to this agreement, PW and Yasuda have established a corporation in England to focus on such areas as asset management, investment advisory services and financial consulting. In December 1998, PW and Yasuda entered into a Joint Venture Agreement. Pursuant to this agreement, PW and Yasuda have established an entity in Japan that will develop, sponsor, market and manage mutual funds and other asset management business.

     Messrs. Sekiguchi and Kiyono are directors of 181 West Madison Ltd. ("181 Ltd."), a wholly-owned subsidiary of Yasuda. PWI became a lessee of a certain property in Chicago, effective December 1, 1990, that is partially and indirectly owned by 181 Ltd. During the fiscal year 1998, PWI paid $3,225,000 as rents for such property, which exceeded 5% of 181 Ltd.'s consolidated gross revenues and, during the fiscal year 1999, will pay approximately the same amount in rents subject to certain adjustments. The terms of the lease agreement are substantially the same as those prevailing at the time for comparable transactions with unrelated parties.

     A subsidiary of the Company has committed to invest up to $50,000,000 in an investment limited partnership formed to make mezzanine investments in which E. Garrett Bewkes III, the son of E. Garrett Bewkes, Jr., a Director of the Company, is one of the two Managing Members of the general partner and the advisor to the partnership. The general partner has committed to invest up to

$5,000,000 in the limited partnership which has total commitments of approximate $410,000,000. This Company subsidiary also owns a 12% interest in the general partner and has made a loan of $1.5 million to the advisor with a maturity of 5 years. During 1998, $250,000 principal amount of this loan was repaid.

Compensation Committee Interlocks and Insider Participation

     During the year ended December 31, 1998, the Company's Compensation Committee was composed of Messrs. Doyle, Bewkes, Loeffler & Torell.

         II. APPROVAL OF THE 1999 EXECUTIVE INCENTIVE COMPENSATION PLAN

     On May 5, 1994, the stockholders approved the EICP and the 1994 Executive Stock Award Plan. The 1994 Executive Stock Award Plan provides for the grant of stock options, share appreciation rights ("SARs") (including limited SARs), restricted stock, restricted units, stock granted as a bonus or in lieu of other awards, dividend equivalents and other stock-based awards. In addition, the 1994 Executive Stock Award Plan permits the Compensation Committee to specify that the exercisability or settlement of awards granted thereunder may be conditioned upon the achievement of objective performance goals, for awards granted to an executive officer of PW whose compensation, at the time of grant, is subject to the limit on deductible compensation under Section 162(m) of the Code (the "Performance Goal-Based Incentive Compensation").

     In order to continue to qualify for deductibility under Section 162(m) of the Code, the performance goals set forth in the 1994 Executive Stock Award Plan must be reapproved at the first stockholder meeting that occurs in the fifth year following the year in which it was last approved by stockholders. In connection with satisfying this requirement, on March 11, 1999, the Executive Committee of the Board of Directors approved the adoption of the 1999 Executive Incentive Compensation Plan (the "1999 Incentive Compensation Plan"), effective January 1, 1999, which incorporates the provisions of the 1994 Executive Stock Award Plan providing for the payment of the Performance Goal-Based Incentive Compensation and the terms and conditions of the EICP, as amended for its current operational practices and the regulatory guidance issued pursuant to
Section 162(m) of the Code and Section 16 of the Exchange Act. The 1999 Incentive Compensation Plan, therefore, consolidates the "qualified performance-based compensation," within the meaning of Section 162(m) of the Code, provided by PW into one plan (other than options and SARs that are provided under the 1994 Executive Stock Award Plan).

     Stockholder approval of the 1999 Incentive Compensation Plan is recommended by the Board of Directors in order to continue to provide an incentive to executive officers and other selected key executives of PW to contribute to the growth, profitability and increased stockholder value of PW, to retain such executives, and to endeavor to maintain the tax-deductible status of such incentive payments to PW's Chief Executive Officer and four most highly paid executive officers at year end who are named in PW's proxy statement for the year in which such amounts are claimed as a deduction by PW. Stockholder approval of the 1999 Incentive Compensation Plan encompasses the approval of the formula for determining formula awards ("Formula Awards" as described) below and the performance goals (as defined below) for determining the performance awards ("Performance Awards," and collectively with the Formula Awards, hereinafter referred to as "Awards"). A copy of the 1999 Incentive Compensation Plan is attached to this Proxy Statement as Exhibit A. The description of the plan that follows is qualified in its entirety by reference to the plan as attached.

     The 1999 Incentive Compensation Plan will continue to be administered by the Compensation Committee. The Compensation Committee will continue to select plan participants from among executive officers and other key executives of PW. The 1999 Incentive Compensation Plan will continue to provide for the grant of Formula Awards that are described below as was the case under the EICP. In addition to providing for the Formula Awards, the 1999 Incentive Compensation Plan provides for Performance Awards that reflect the provisions of the 1994 Executive Stock Award Plan that provide for the grant of Performance Goal-Based Incentive Compensation. Thus, under the 1999 Incentive Compensation Plan, the Compensation Committee, in its sole discretion, may grant Formula Awards, Performance Awards, or both to eligible employees.

     The Formula Awards provided under the 1999 Incentive Compensation Plan are a continuation of the formula awards provided under the EICP. As was the case under the EICP, the Formula Awards provided for under the 1999 Incentive Compensation Plan will continue to be derived from a total award pool (the "Award Pool") that is based on a percentage of consolidated pre-tax operating income for the performance period as defined below (the "Performance Period") before accounting for certain cost items (collectively, "Annual Profits"). The Award Pool for each Performance Period will also continue to equal 4.5% of Annual Profits in excess of $100 million and up to $870 million plus 5.5% of Annual Profits in excess of $870 million, and in no event may more than 33% of the Award Pool for a Performance Period be awarded to any participant eligible to receive a Formula Award. The Performance Period means the calendar year or such other shorter or longer period designated by the Compensation Committee, during which performance will be measured in order to determine a participant's entitlement to receive payment of an Award.

     The Performance Awards provided for under the 1999 Incentive Compensation Plan incorporate the 1994 Executive Stock Award Plan's provisions providing for Performance Goal-Based Incentive Compensation. Under such provisions, the Compensation Committee has the authority to grant Performance Awards which provide participants with the right to such an award based upon the achievement of one or more levels of performance required to be attained with respect to a performance goal, as defined below (a "Performance Goal"), set by the Compensation Committee for a Performance Period (the "Performance Objective"). As was the case under the 1994 Executive Stock Award Plan, the 1999 Incentive Compensation Plan contemplates that the following Performance Goals may be selected by the Compensation Committee: (1) net earnings, (2) fully diluted earnings per share, (3) return on average common equity, or (4) pre-tax income.

     The 1999 Incentive Compensation Plan contemplates that the Compensation Committee will establish the Performance Objective for each Performance Award, consisting of one or more business criteria permitted as a Performance Goal hereunder, one or more levels of performance with respect to each such criteria and the amount or amounts payable or other rights that the participant will be entitled to upon achievement of such levels of performance. The Performance Objective applicable to a Performance Period must be established by the Compensation Committee prior to, or reasonably promptly following the inception of, a Performance Period, but no later than the earlier of the date that is 90 days after the commencement of the Performance Period or the date prior to the date on which 25% of the Performance Period has elapsed, as required by Section 162(m) of the Code.

     As was the case under the EICP, the Compensation Committee, in its sole discretion, may continue to pay the Formula Awards in the form of cash or by issuance or delivery of stock-based awards, as defined below ("Stock-Based Awards"). With respect to the Formula Awards, Stock-Based Awards include the following types of awards: restricted stock, restricted units, bonus stock and other stock-based awards, as authorized by the 1994 Executive Stock Award Plan or the PW 1994 Stock Award Plan (the "Stock Award Plan"). As is the case with respect to Formula Awards, Performance Awards are also payable in the form of cash or by issuance or delivery of Stock-Based Awards. However, with respect to Performance Awards, Stock-Based Awards will also include options that are granted under the 1994 Executive Stock Award Plan or the Stock Award Plan.

     As was previously the case under the EICP, to the extent an Award relates to or is paid in Stock-Based Awards, the shares of PW Common Stock issued in connection with such Stock-Based Awards will continue to count against the aggregate number of shares of PW Common Stock available for issuance under the 1994 Executive Stock Award Plan or the Stock Award Plan (whichever is the source of shares). With respect to Performance Awards that are settled through the grant of Stock-Based Awards, a participant will not be granted Performance Awards for all of the Performance Periods commencing in a calendar year that permit the Participant to earn Stock-Based Awards covering more than 675,000 shares of PW Common Stock for each type of Stock-Based Award (the "Share Limit"), subject to adjustment for specified corporate events. The Share Limit is the same as the one provided for under the 1994 Executive Stock Award Plan. In addition, with respect to Performance Awards to be settled in cash and not relating to Stock-Based Awards, a Participant will not be granted Performance Awards for all of the Performance Periods commencing in a calendar year that permit the Participant in the aggregate to earn a cash payment in excess of the fair market value of the Share Limit as of the first day of the first Performance Period commencing in such calendar year.

     The Compensation Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the Award Pool, the portion of the Award Pool allocated to any participant or the Performance Award of any participant (whichever is applicable), for any reason, including changes in the participant's position or duties with PW or any subsidiary during a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. To the extent necessary to preserve the intended economic effects of the 1999 Incentive Compensation Plan to PW and its subsidiaries and the participants, the Compensation Committee is also authorized during or after a Performance Period to adjust the calculation of Annual Profits, the Award Pool, the allocations thereunder or any combination thereof, the Performance Objectives, the Performance Awards or both (whichever is applicable) to take into account a change in corporate capitalization, a corporate transaction, any partial or complete liquidation of PW or any subsidiary or a change in accounting rules or other applicable regulations; provided that, no such adjustment may cause Awards to fail to qualify as "qualified performance-based compensation" under Section 162(m) of the Code.

     Under the 1999 Incentive Compensation Plan, each participant will continue to have the right to defer receipt of part or all of any payment due with respect to an Award, subject to the terms, conditions and administrative guidelines as the Compensation Committee shall determine from time to time.

     In the event a participant terminates his or her employment for any reason during a Performance Period or prior to an Award payment, he or she (or his or her beneficiary, in the case of death) will generally not be entitled to receive any Award for such Performance Period unless the Compensation Committee, in its sole and absolute discretion, elects to pay an Award to such participant as was the case under the EICP.

     In the event of a Change in Control (as defined in the 1999 Incentive Compensation Plan), (i) with respect to the Formula Awards, the Award Pool will be computed as if the Performance Period ended immediately prior to the Change in Control, and the Award Pool will be computed by annualizing the amount of the Annual Profits achieved during the Performance Period, and (ii) with respect to the Performance Awards, any incomplete Performance Periods in effect on the date the Change in Control occurs shall end on the date of such change, and the Compensation Committee will (A) determine the extent to which the Performance Objective with respect to such Performance Periods has been met based on such audited or unaudited financial information then available as it deems necessary, and (B) cause to be paid to each participant partial or full Performance Awards for the Performance Periods based on the Compensation Committee's determination of the degree of attainment of the Performance Objective. Following a Change in Control, the Compensation Committee may not reduce or eliminate the Award Pool, the portion of the Award Pool allocated to any participant or the Performance Award, whichever is applicable. However, the Award paid to the participant will be prorated to reflect the period of time elapsed during the Performance Period. Any resulting amount due to a participant will be paid in a cash lump sum no later than 15 days after a Change in Control, unless a participant has previously elected to defer receipt of such amounts notwithstanding a Change in Control.

     As was the case under the EICP, the Board of Directors, or a committee designated by the Board of Directors, may, at any time, terminate or, from time to time, amend, modify or suspend the 1999 Incentive Compensation Plan and the terms and provisions of any Award theretofore awarded to any participant which has not been settled (either by payment or deferral). No Award may be granted during any suspension of the Plan or after its termination.

     The 1999 Incentive Compensation Plan will continue to constitute an "unfunded" plan for incentive and deferred compensation. Under the terms of the plan, a participant has only rights which are no greater than those of a general creditor of PW. The 1999 Incentive Compensation Plan permits the Compensation Committee to authorize the creation of trusts and deposit therein cash, stock or other property or make other arrangements, to meet PW's obligations under the 1999 Incentive Compensation Plan as was the case under the EICP.

     The 1999 Incentive Compensation Plan became effective on January 1, 1999, subject to the approval of the stockholders at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 1999 INCENTIVE COMPENSATION PLAN.

NEW PLAN BENEFITS

     As of the date of this Proxy, PW has not awarded any Performance Awards under the 1999 Incentive Compensation Plan. In addition, the amounts of the 1999 Formula Awards provided for under the 1999 Incentive Compensation Plan to (a) each of the executive officers of PW named in the Summary Compensation Table above; (b) the executive officers of PW as a group; (c) the directors of PW who are not executive officers as a group; and (d) PW employees who are not executive officers as a group are not currently determinable.

                   III. SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected the accounting firm of Ernst & Young to examine PW's accounts for the 1999 fiscal year. Ernst & Young or one of its predecessor firms have been the independent public accountants of PW and predecessor entities since 1943. The submission of the selection of Ernst & Young to the stockholders of PW is not required. The Board of Directors is, nevertheless, submitting it to the stockholders to ascertain their views. If the selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent public accountants.

     It is expected that a representative of Ernst & Young will attend the Annual Meeting. He or she will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate stockholder questions.

     The Board of Directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young as PW's independent public accountants.

                               IV. OTHER MATTERS

     As of the date of this Proxy Statement, the Company does not intend to present and has not been informed that any other person intends to present any matter for action not specified herein. If any other matters properly come before the Annual Meeting, it is intended that the holders of proxies will vote in respect thereof in accordance with their best judgment.

     Proposals of stockholders intended for inclusion in the proxy material pursuant to Exchange Act Rule 14a-8 to be distributed by the Company in connection with the Company's 2000 Annual Meeting must be received by the office of the Secretary of the Company no later than November 26, 1999.

     In addition, pursuant to the Company's By-Laws, for business to be properly brought before the 2000 Annual Meeting of Stockholders of the Company, (other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 described above) stockholders must give notice thereof to the office of the Secretary of Paine Webber Group Inc., 1285 Avenue of the Americas, New York, New York 10019, no later than 90 days in advance of the date of the meeting.

                                                              Theodore A. Levine
                                                                 Secretary

                                                                       EXHIBIT A

                            PAINE WEBBER GROUP INC.

                   1999 EXECUTIVE INCENTIVE COMPENSATION PLAN

     1. Purposes. The purposes of this 1999 Executive Incentive Compensation Plan are to provide an incentive to executive officers and other selected key executives of PWG to contribute to the growth, profitability and increased shareholder value of PWG, to retain such executives and endeavor to qualify the compensation paid under the Plan for tax deductibility under Section 162(m) of the Code.

     2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

          (a) "Annual Profits" shall mean the annual consolidated pre-tax operating income of PWG for the Performance Period before accounting for incentive compensation and corporate charges, the cost of restructuring and discontinued operations and other non-recurring charges.

          (b) "Award" shall mean a Formula Award, a Performance Award, or both of the foregoing.

          (c) "Award Pool" shall mean a pool of funds specified by the Committee, in accordance with Section 6, out of which Formula Awards may be made to Participants.

          (d) "Board" shall mean PaineWebber's Board of Directors.

          (e) "Change in Control" shall mean the occurrence of any of the following events:

             (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than PWG, any trustee or other fiduciary holding securities under an employee benefit plan of PWG, or any corporation owned, directly or indirectly, by the stockholders of PaineWebber in substantially the same proportions as their contemporaneous ownership of voting securities of PaineWebber, is or becomes a "20% Beneficial Owner." For purposes of this provision, a "20% Beneficial Owner" shall mean a person who is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PaineWebber representing 20% or more of the combined voting power of PaineWebber's then-outstanding voting securities (a "20% Beneficial Owner"); provided that (A) the term "20% Beneficial Owner" shall not include any Beneficial Owner that has crossed such 20% threshold solely as a result of an acquisition of securities directly from PaineWebber, or solely as a result of an acquisition by PaineWebber of PaineWebber securities, until such time thereafter as such person acquires additional voting securities other than directly from PaineWebber and, after giving effect to such acquisition, such person would constitute a 20% Beneficial Owner and (B) with respect to any person who is and remains eligible to file a
        Schedule 13G pursuant to Rule 13d-1(b)(1) under the Exchange Act with respect to PaineWebber securities, there shall be excluded from the number of securities deemed to be beneficially owned by such person for purposes of determining whether such person is a 20% Beneficial Owner a number of securities representing 10% of the combined voting power of PaineWebber's then-outstanding voting securities;

             (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new director (other than a director designated by a person who has entered into an agreement with PaineWebber to effect a transaction described in paragraph (i), (iii) or (iv) hereof) whose election by the Board or nomination for election by PaineWebber's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

             (iii) the stockholders of PaineWebber approve a merger, consolidation, recapitalization, or reorganization of PaineWebber, or a reverse stock split of any class of voting securities of PaineWebber, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 80% of the total voting power represented by the voting securities of PaineWebber or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of PaineWebber outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 80% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of PaineWebber or such surviving entity or of any subsidiary of PaineWebber or such surviving entity;

             (iv) the stockholders of PaineWebber approve a plan of complete liquidation of PWG or an agreement for the sale or disposition by PWG of all or substantially all of PWG's assets (or any transaction having a similar effect); or

             (v) any other event which the Board determines shall constitute a Change in Control for purposes of the Plan.

          (f) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions thereto.

          (g) "Committee" shall mean a committee composed of at least two members of the Board.

          (h) "Effective Date" shall mean January 1, 1999.

          (i) "EICP" shall mean the Paine Webber Group Inc. 1994 Executive Incentive Compensation Plan, as amended and in effect immediately prior to the Effective Date.

          (j) "Eligible Employee" shall mean each executive officer of PaineWebber, including those employed by subsidiaries, and other key executives of PWG selected by the Committee.

          (k) "ESAP" shall mean the Paine Webber Group Inc. 1994 Executive Stock Award Plan, as amended from time to time and any successors thereto.

          (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

          (m) "Fair Market Value" shall mean the fair market value of Stock, Awards or other property determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the fair market value of the Stock as of any given date shall be the mean between the high and low sales prices of the Stock on the stock exchange or market on which the Stock is primarily traded on the date as of which such value is being determined.

          (n) "Formula Award" shall mean that portion of the Award Pool payable to a Participant as determined pursuant to Section 6.

          (o) "GAAP" shall mean U.S. Generally Accepted Accounting Principles.

          (p) "PaineWebber" shall mean Paine Webber Group Inc., a Delaware corporation, and any entity that succeeds to all or substantially all of its business.

          (q) "Participant" shall mean an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

          (r) "Performance Award" shall mean the right of a Participant to receive Stock-Based Awards, cash or other property, or to have a risk of forfeiture lapse or the right to exercise with respect thereto, following the completion of a Performance Period based upon performance in respect of one or more of the Performance Goals during such Performance Period, as specified in Section 7.

          (s) "Performance Goals" shall mean any of the following business criteria: (1) net earnings; (2) fully diluted earnings per common share;
     (3) return on average common equity; and (4) pre-tax income. A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Committee by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed, the Performance Goals will be determined by not accounting for a change in GAAP during a Performance Period.

          (t) "Performance Objective" shall mean the level or levels of performance required to be attained with respect to specified Performance Goals in order that a Participant shall become entitled to specified rights in connection with a Performance Award.

          (u) "Performance Period" shall mean the calendar year, or such other shorter or longer period designated by the Committee, during which performance will be measured in order to determine a Participant's entitlement to receive payment of an Award.

          (v) "Plan" shall mean this Paine Webber Group Inc. 1999 Executive Incentive Compensation Plan, as amended from time to time.

          (w) "PWG" shall mean PaineWebber and any corporation which is or hereafter becomes a subsidiary of PaineWebber within the meaning of Section 424(f) of the Code.

          (x) "SAP" shall mean the Paine Webber Group Inc. 1994 Stock Award Plan, as amended from time to time and any successors thereto.

          (y) "Stock" shall mean PaineWebber's common stock, par value $1.00 per share, or such other securities as may be substituted for Stock under the ESAP.

          (z) "Stock-Based Awards" shall mean the following types of awards: (i) for purposes of Sections 6 and 7 of the Plan, restricted stock granted under Section 6(d) of the ESAP or the SAP, restricted units granted under
     Section 6(e) of the ESAP or the SAP, bonus stock granted under Section 6(f) of the ESAP or the SAP and other-stock based awards under Section 6(h) of the ESAP or the SAP that are denominated in shares of Stock and (ii) for purposes of Section 7 of the Plan, options granted under Section 6(b) of the ESAP or the SAP.

     3.  Administration.

          (a) Authority. The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, in its sole discretion, from time to time to select Participants; to grant Awards under the Plan; to determine the type, terms and conditions of, and all other matters relating to, Awards; to prescribe Award agreements (which need not be identical); to establish, modify or rescind such rules and regulations as it deems necessary for the proper administration of the Plan; and to make such determinations and interpretations and to take such steps in connection with the Plan or the Awards granted thereunder as it deems necessary or advisable. All such actions by the Committee under the Plan or with respect to the Awards granted thereunder shall be final and binding on all persons.

          (b) Manner of Exercise of Committee Authority. The Committee may delegate its responsibility with respect to the administration of the Plan to one or more officers of PWG, to one or more members of the Committee or to one or more members of the Board; provided, however, that the Committee may not delegate its responsibility (i) to make Awards to executive officers of PaineWebber; (ii) to make Awards which are intended to constitute "qualified performance-based compensation" under Section 162(m) of the Code; or (iii) to certify the allocation of the Award Pool pursuant to Section 6(b) or the satisfaction of Performance Objectives pursuant to
     Section 7(e) in accordance with Section 162(m) of the Code. The Committee may also appoint agents to assist in the day-to-day administration of the Plan and may delegate the authority to execute documents under the Plan to one or more members of the Committee or to one or more officers of PWG.

          (c) Limitation of Liability. The Committee may appoint agents to assist it in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of PWG, PWG's independent certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of PWG acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by PWG with respect to any such action or determination.

     4. Stock Subject to the Plan. An Award may relate to or be paid in Stock-Based Awards only if and to the extent authorized by the Board or the committee which then administers the ESAP or the SAP, in which case the shares of Stock issued in connection with such Stock-Based Awards shall count against the aggregate number of shares of Stock available for issuance under the ESAP or the SAP (whichever is the source of shares) in accordance with the applicable provisions of the ESAP and the SAP, as the case may be.

     5. Types of Awards. Subject to the provisions of the Plan, the Committee has the discretion to grant to Participants Formula Awards described in Section 6, Performance Awards described in Section 7 or both in respect of any Performance Period.

     6.  Formula Awards.

          (a) Creation of Award Pool. The Award Pool for each Performance Period shall equal 4.5% of Annual Profits in excess of $100 million and up to $870 million plus 5.5% of Annual Profits in excess of $870 million.

          (b) Allocation of Award Pool. Prior to, or reasonably promptly following the inception of, a Performance Period but, to the extent required by Section 162(m) of the Code, by no later than the earlier of ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed, the Committee shall allocate in writing, on behalf of each Eligible Employee designated as a Participant to receive a Formula Award pursuant to Section 5 of the Plan for such Performance Period, a portion of the Award Pool (not to exceed 33% on behalf of any Participant) to be paid for such Performance Period.

          (c) Adjustments. The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Award Pool or the portion of the Award Pool allocated to any Participant for any reason, including changes in the position or duties of any Participant with PWG during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination, or termination with or without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the Plan to PWG and the Participants, the Committee shall adjust the calculation of Annual Profits, the Award Pool, the allocations thereunder or any combination thereof to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of PaineWebber or any subsidiary into another corporation, any consolidation of PaineWebber or any subsidiary into another corporation, any separation of PaineWebber or any subsidiary (including a spinoff or the distribution of stock or property of PaineWebber or any subsidiary), any reorganization of PaineWebber or any subsidiary (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of PaineWebber or any subsidiary or a large, special and non-recurring dividend paid or distributed by PaineWebber, or (iv) a change in accounting or other relevant rules or regulations; provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authority or the making of such adjustment would cause the Formula Awards to fail to qualify as "qualified performance-based compensation" under Section 162(m) of the Code.

          (d) Payment of Formula Awards.

             (i) Following the completion of each Performance Period, the Committee shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, the amount of the Award Pool, if any, and the Formula Awards, if any, payable to Participants. Unless the Committee determines otherwise, no amounts payable in respect of the Formula Awards shall be paid for a Performance Period until the Performance Period has ended and the Committee has certified the amount of the Formula Awards payable for the Performance Period in accordance with this Section 6(d).

             (ii) Except as provided below, each Participant shall receive payment, in a cash lump sum, of his or her Formula Award as soon as practicable following the determination in respect thereof made pursuant to this Section 6(d).

             (iii) The Committee may specify, either before or after completion of any Performance Period, that all or a portion of any Formula Award shall be paid by issuance or delivery of Stock-Based Awards in accordance with Section 4. Such Stock-Based Awards shall be valued in relation to the cash value of the Formula Award that would otherwise have been payable as determined by the Committee, provided that the aggregate value of the payment of the Formula Award shall not exceed the limitation set forth in Section 6(b). Such Stock-Based Awards shall be subject to such terms and conditions as shall be specified by the Committee, which include but are not limited to the deferral of Stock delivery and restrictions on transferability.

             (iv) Subject to such terms, conditions and administrative guidelines as the Committee shall specify from time to time, a Participant shall have the right to elect to defer receipt of part or all of any payment due with respect to a Formula Award.

             (v) In the event of a Change in Control, the Award Pool shall be computed as if the Performance Period ended immediately prior to the Change in Control, and the Award Pool shall be computed by annualizing the amount of the Annual Profits achieved during such Performance Period. Notwithstanding Section 6(c), in the event of a Change in Control, the Committee shall not be authorized to reduce or eliminate the Award Pool or the portion of the Award Pool allocated to any Participant; provided that a Participant's Formula Award to which he or she would otherwise be entitled shall be multiplied by a fraction, the numerator of which is the number of days in the Performance Period prior to the Change in Control and the denominator of which is the total number of days in the Performance Period as originally specified. Any resulting amount hereunder due to a Participant shall be paid in a cash lump sum no later than fifteen days after a Change in Control, unless the Participant has previously elected to defer receipt of such amounts notwithstanding a Change in Control.

     7.  Performance Awards.

          (a) Form of Award. The Committee is authorized to grant Performance Awards pursuant to this Section 7. A Performance Award shall represent the conditional right of the Participant to receive cash, Stock-Based Awards, or other property, or to have a risk of forfeiture lapse or a right to exercise with respect thereto, based upon achievement of one or more pre-established Performance Objectives during a Performance Period, subject to the terms of this Section 7 and the other applicable terms of the Plan. Performance Awards shall be subject to such conditions, including deferral of settlement, risks of forfeiture, restrictions on transferability and other terms and conditions as shall be specified by the Committee.

          (b) Performance Objectives. The Committee shall establish the Performance Objective for each Performance Award, consisting of one or more business criteria permitted as Performance Goals hereunder, one or more levels of performance with respect to each such criteria, and the amount or amounts payable or other rights that the Participant will be entitled to upon achievement of such levels of performance. The Performance Objective shall be established by the Committee prior to, or reasonably promptly following the inception of, a Performance Period but, to the extent required by Section 162(m) of the Code, by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed.

          (c) Additional Provisions Applicable to Performance Awards. More than one Performance Goal may be incorporated in a Performance Objective, in which case achievement with respect to each Performance Goal may be assessed individually or in combination with each other. The Committee may, in connection with the establishment of Performance Objectives for a Performance Period, establish a matrix setting forth the relationship between performance on two or more Performance Goals and the amount of the Performance Award payable for that Performance Period. The level or levels of performance specified with respect to a Performance Goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Committee may determine. Performance Objectives shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code, including that the Performance Goals be "substantially uncertain" at the time of their establishment. Performance Objectives may differ for Performance Awards granted to any one Participant or to different Participants.

          (d) Duration of the Performance Period. The Committee shall establish the duration of each Performance Period at the time that it sets the Performance Objectives applicable to that Performance Period. The Committee shall be authorized to permit overlapping or consecutive Performance Periods.

          (e) Certification. Following the completion of each Performance Period, the Committee shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, whether the Performance Objective and other material terms for paying amounts in respect of each Performance Award related to that Performance Period have been achieved or met. Unless the Committee determines otherwise, Performance Awards shall not be settled until the Committee has made the certification specified under this Section 7(e).

          (f) Adjustment. The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Performance Award of any Participant for any reason, including changes in the position or duties of any Participant with PWG during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the Plan to PWG and the Participants, the Committee shall adjust Performance Objectives, the Performance Awards or both to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of PaineWebber or any subsidiary into another corporation, any consolidation of PaineWebber or any subsidiary into another corporation, any separation of PaineWebber or any subsidiary (including a spinoff or the distribution of stock or property of PaineWebber or any subsidiary), any reorganization of PaineWebber or any subsidiary or a large, special and non-recurring dividend paid or distributed by PaineWebber (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of PaineWebber or any subsidiary or (iv) a change in accounting or other relevant rules or regulations (any adjustment pursuant to this Clause (iv) shall be subject to the timing requirements of the last sentence of Section 2(s) of the Plan); provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authority or the making of such adjustment would cause the Performance Awards to fail to qualify as "qualified performance-based compensation" under Section 162(m) of the Code.

          (g) Timing of Payment. Except as provided below, any cash amounts payable in respect of Performance Awards for a Performance Period will generally be paid as soon as practicable following the determination in respect thereof made pursuant to Section 7(e), and any non-cash amounts or any other rights that the Participant is entitled to with respect to a Performance Award for a Performance Period will be paid or vest in accordance with the terms of the Performance Award.

          (h) Deferral of Payments. Subject to such terms, conditions and administrative guidelines as the Committee shall specify from time to time, a Participant shall have the right to elect to defer receipt of part or all of any payment due with respect to a Performance Award.

          (i) Maximum Amount Payable Per Participant Under This Section 7. With respect to Performance Awards that are settled through the grant of Stock-Based Awards under the ESAP or the SAP, a Participant shall not be granted Performance Awards for all of the Performance Periods commencing in a calendar year that permit the Participant to earn Stock-Based Awards covering more than 675,000 shares of Stock for each type of Stock-Based Award under the ESAP and the SAP, subject to adjustment if and to the extent that the per-person limitation on shares set forth in the ESAP is adjusted in connection with a Stock split, Stock dividend, or other extraordinary transaction affecting the Stock (the "Share Limit"). In addition, separate and apart from the limit in the previous sentence, with respect to Performance Awards to be settled in cash and not relating to Stock-Based Awards, a Participant shall not be granted Performance Awards for all of the Performance Periods commencing in a calendar year that permit the Participant in the aggregate to earn a cash payment in excess of the Fair Market Value of the Share Limit as of the first day of the first Performance Period commencing in such calendar year.

          (j) Change In Control. In the event of a Change in Control, any incomplete Performance Periods applicable to Performance Awards under this
     Section 7 in effect on the date the Change in Control occurs shall end on the date of such change, and the Committee shall (i) determine the extent to which the Performance Objectives with respect to such Performance Periods shall have been met based on such audited or unaudited financial information then available as it deems necessary, and (ii) cause to be paid to each Participant partial or full Performance Awards with respect to the Performance Periods based on the Committee's determination of the degree of attainment of the Performance Objectives. Notwithstanding Section 7(f), in the event of a Change in Control, the Committee shall not be authorized to reduce or eliminate the Performance Award; provided that a Participant's Performance Award to which he or she would otherwise be entitled shall be multiplied by a fraction, the numerator of which is the number of days in the Performance Period prior to the Change in Control and the denominator of which is the total number of days in the Performance Period as originally specified. Any resulting amount hereunder due to a Participant shall be paid in a cash lump sum no later than fifteen days after a Change in Control, unless the Participant has previously elected to defer receipt of such amounts notwithstanding a Change in Control.

     8.  General Provisions.

          (a) Termination of Employment. In the event a Participant terminates employment for any reason during a Performance Period or prior to the Award payment, he or she (or his or her beneficiary, in the case of death) shall not be entitled to receive any Award for such Performance Period unless the Committee, in its sole and absolute discretion, elects to pay an Award to such Participant.

          (b) Death of the Participant. Subject to Section 8(a), in the event of the death of a Participant, any payments hereunder due to such Participant shall be paid to his or her beneficiary as designated in writing to the Committee or, failing such designation, to his or her estate. No beneficiary designation shall be effective unless it is in writing and received by the Committee prior to the date of death of the Participant.

          (c) Taxes. PWG is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable PWG and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority for PWG to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

          (d) Limitations on Rights Conferred under Plan and
     Beneficiaries. Neither status as a Participant nor receipt or completion of a deferral election form shall be construed as a commitment that any Award will become payable under the Plan. Nothing contained in the Plan or in any documents related to the Plan or to any Award shall confer upon any Eligible Employee or Participant any right to continue as an Eligible Employee, Participant or in the employ of PWG or constitute any contract or agreement of employment, or interfere in any way with the right of PWG to reduce such person's compensation, to change the position held by such person or to terminate the employment of such Eligible Employee or Participant, with or without cause, but nothing contained in this Plan or any document related thereto shall affect any other contractual right of any Eligible Employee or Participant. No benefit payable under, or interest in, this Plan shall be transferable by a Participant except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

          (e) Changes to the Plan and Awards. Notwithstanding anything herein to the contrary, the Board, or a committee designated by the Board, may, at any time, terminate or, from time to time, amend, modify or suspend the Plan and the terms and provisions of any Award theretofore granted to any Participant which has not been settled (either by payment or deferral). No Award may be granted during any suspension of the Plan or after its termination. Any such amendment may be made without stockholder approval.

          (f) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any amounts payable to a Participant pursuant to an Award, nothing contained in the Plan (or in any documents related thereto), nor the creation or adoption of the Plan, the grant of any Award, or the taking of any other action pursuant to the Plan shall give any such Participant any rights that are greater than those of a general creditor of PWG; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, or other property or make other arrangements, to meet PWG's obligations under the Plan. Such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets other than Stock and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify in accordance with applicable law.

          (g) Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board (or a committee designated by the Board) nor submission of the Plan or provisions thereof to the stockholders of PaineWebber for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem necessary.

          (h) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable Federal law.

          (i) Exemption Under Section 162(m) of the Code. The Plan, and all Awards issued thereunder, are intended to be exempt from the application of
     Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year. The Committee may, without stockholder approval, amend the Plan retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve PWG's Federal income tax deduction for compensation paid pursuant to the Plan.

          (j) Effective Date. The Plan, as amended and restated, is effective on the Effective Date, subject to subsequent approval thereof by PaineWebber's stockholders at the first annual meeting of stockholders to occur after the Effective Date, and shall remain in effect until it has been terminated pursuant to Section 8(e). If the Plan is not approved by the stockholders at such annual meeting, the Plan and all interests in the Plan awarded to Participants before the date of such annual meeting shall be void ab initio and of no further force and effect. Subject to the approval of the Plan by the stockholders of PaineWebber in accordance with the first sentence of this Section 8(j), as of the date of stockholder approval, the Plan shall replace the EICP; provided, however, that awards granted under the EICP prior to the date of stockholder approval shall remain outstanding in accordance with their applicable terms and provisions. No awards may be granted under the EICP after the date of stockholder approval of the Plan. Any awards granted under the EICP between the Effective Date and the date of stockholder approval will be treated as awards granted under this Plan for purposes of Section 4. Unless PaineWebber determines to submit Section 7 of the Plan and the definition of "Performance Goal" to PaineWebber's stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the Plan was last approved by stockholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such stockholder approval is obtained, then no further Performance Awards shall be made under Section 7 after the date of such annual meeting, but the remainder of the Plan shall continue in effect until terminated in accordance with Section 8(e).

PROXY                       PAINE WEBBER GROUP INC.

                          1285 AVENUE OF THE AMERICAS

                            NEW YORK, NEW YORK 10019

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 6, 1999

    The undersigned having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March 29, 1999, hereby appoints Donald B. Marron, Regina A. Dolan and Theodore A. Levine and each of them as proxies of the undersigned, with full power of substitution and with discretionary authority as to matters for which my choice is not specified, to vote as indicated on the reverse side hereof all the shares of PW common stock held of record by the undersigned on the books of PW on March 11, 1999 at the Annual Meeting of Stockholders of PW to be held May 6, 1999 or any adjournment thereof.

- INSTRUCTION: TO WITHHOLD THE PROXIES' AUTHORITY TO VOTE FOR ANY INDIVIDUAL DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

  D.B. Marron, R. Braun, J.W. Kinnear, J.J. Grano, Jr.

1. ELECTION OF DIRECTORS (nominees listed above)

  [ ] FOR All nominees listed (except as marked to the contrary)

  [ ] WITHHOLD AUTHORITY to vote for all nominees listed

2. Approval of 1999 Executive Incentive Compensation Plan

  [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. Ratification of Ernst & Young LLP as PW's independent public accountants

  [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

    SHARES REPRESENTED BY PROXIES THAT ARE DATED, SIGNED AND RETURNED WILL BE VOTED "FOR" ITEMS 1, 2 AND 3 IN THE ABSENCE OF CONTRARY INSTRUCTIONS AND IN THE PROXIES' DISCRETION ON OTHER BUSINESS PROPERTY BEFORE THE MEETING.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ITEMS SET FORTH ON THE REVERSE SIDE HEREOF.

                                            Signature(s):

                                            ------------------------------------

                                            ------------------------------------

                                            Date:

                                            ------------------------------------

                                           Please sign exactly as name appears
                                           hereon. Joint owners should each
                                           sign. When signing as an attorney,
                                           executor, administrator, trustee or
                                           guardian, give full title as such. If
                                           a corporation or partnership, sign in
                                           full corporate or partnership name by
                                           an authorized officer or person.

                            PAINE WEBBER GROUP INC.

                1285 AVENUE OF THE AMERICAS, NEW YORK, NY 10019

     Please send me an admission card to the Annual Meeting of Stockholders to be held at 10:00 A.M. on Thursday, May 6, 1999 in The Paine Webber Building, Weehawken, New Jersey.

NAME:
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                                     Please Print

STREET:
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CITY AND STATE:
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        PLEASE RETURN THIS CARD ONLY IF YOU PLAN TO ATTEND THE MEETING.